Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-207621

November 6, 2015

This free writing prospectus relates to a letter to investors by Brookfield Asset Management Inc. (the “Investor Letter”) that references the proposed spin-off of Brookfield Business Partners L.P. (“BBP”), which is covered by the Registration Statement on Form F-1 (File No. 33-207621) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 on October 27, 2015. A portion of the Investor Letter is attached as Appendix A.

You should consider statements in the Investor Letter only after carefully evaluating all of the information in the preliminary prospectus contained in the Registration Statement and the final prospectus to be subsequently filed with the SEC. In particular, you should carefully read the risk factors described in such preliminary prospectus and in such final prospectus. The Registration Statement has not been declared effective by the SEC, and the information contained therein, including the information in the preliminary prospectus, is subject to change prior to the Registration Statement becoming effective and the filing of the final prospectus with the SEC.

Forward-Looking Statements

This free writing prospectus contains certain forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements include statements regarding the anticipated benefits of the spin-off, the quality of BBP’s assets, BBP’s anticipated financial performance, BBP’s future growth prospects, BBP’s ability to make distributions and the amount of such distributions, the listing and liquidity of BBP’s units and its access to capital. The forward-looking statements are based on BBP's beliefs, assumptions and expectations of its future performance, taking into account all information currently available to it. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to BBP or within its control. If a change occurs, BBP’s business, financial condition, liquidity and results of operations may vary materially from those expressed in the forward-looking statements. The factors set forth in the Registration Statement under the captions “Risk Factors” and “Special Note Regarding Forward-Looking Statements” could cause BBP’s actual results to vary from such forward-looking statements.

BBP has filed a registration statement (including a prospectus) with the SEC for the spin-off to which this communication relates. You should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about BBP and the spin-off. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.

Appendix A

Brookfield Business Partners

We recently announced the anticipated spin-off to shareholders of a portion of a listed issuer called Brookfield Business Partners (BBP). This will be the primary vehicle through which we will own and operate the business services and industrial operations of our private equity platform. BBP will be very similar in structure to our other specialty listed issuers (Property Partners, Renewable Energy Partners and Infrastructure Partners). However, unlike our other listed entities, BBP will focus more on generating long-term capital appreciation than growing dividends.

Given both the substantial growth in our private equity platform over the last five years and the increased level of opportunities we are seeing, we think it is the right time for us to create this entity. We believe BBP will benefit our business and you as shareholders in a number of ways.

First, BBP will provide us with access to permanent capital to fund our operations outside of property, renewable energy and infrastructure. As our transactions get larger, this capital requirement increases. Second, BBP will broaden the spectrum of opportunities available to BAM, as BBP will not need to sell its companies within a period of time in order to generate liquidity for its investors. BBP can be a long-term home to companies whose management teams are seeking additional sources of capital but prefer not to be public as a stand-alone business. Third, BBP unitholders will participate directly in the business services and industrial operations of our private equity platform, which has been expanding rapidly. Last, we will generate management fees for BAM, which have the potential to grow significantly over time.

For those investors that do not require substantial dividends, BBP should be an attractive investment. BBP’s initial business platforms will be business services and industrial companies. Our business services division will initially include substantially all of our services companies, including all of our real estate and construction services businesses. Our industrials division will initially include most of our industrial and energy businesses, including our privately held consumer businesses and our oil and gas companies. In aggregate these businesses generated approximately $200 million of FFO last year, at BAM’s proportionate interest.

BBP will have the ultimate in flexibility to invest by industry and form. This is extremely important, as it broadens our investible universe substantially and has been one of the core components of success in our private equity platform.

In order to launch BBP, we intend to seed it with approximately $2 billion of capital invested in existing businesses which are owned entirely by us or in partnership with institutional clients. We will then capitalize BBP with preferred shares held by us and spin-off BBP partnership units to shareholders by way of a special dividend next year. We expect the dividend will be approximately $500 million, or approximately $0.50 per BAM common share. This will leave us owning approximately 65% of BBP at the outset, and to the extent BBP issues equity to fund its growth, our ownership may be diluted over time.